EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NTS Announces Second Quarter Results; Fiber Business Grows 25%

Lubbock, TX – August 15, 2013 - NTS, Inc. (NYSE MKT/TASE: NTS) (“NTS” or the “Company”) announces results for the three months ended June 30, 2013.

Revenues
Revenues from the Company’s Fiber-To-The-Premises (“FTTP”) business grew 25% to $5.7 million in the second quarter ended June 30, 2013, as compared to $4.5 million for the same period in 2012. FTTP revenues represented 37.2% of consolidated revenues for the second quarter of 2013, as compared to 29.9% of consolidated revenues for the second quarter of 2012.

Consolidated revenues for the quarter ended June 30, 2013 were $15.2 million, essentially flat when compared to the quarter ended June 30, 2012.

For the first six months of 2013, revenues from the Company’s FTTP business grew 28.1% to $11 million from $8.6 million in the first six months of 2012.  Consolidated revenues for the six months ended June 30, 2013 were $30.1 million, essentially flat as compared to consolidated revenues of $30 million for the six months ended June 30, 2012.

Customer Expansion
The Company’s total number of FTTP customers as of June 30, 2013 was 10,881, a 27% increase compared to 8,516 FTTP customers as of June 30, 2012.  The increase in the Company’s customer base is a result of its expansion into additional communities and increased penetration.

Average Revenue Per User for all of the Company’s fiber markets is approximately $389 per month for business customers and approximately $100 per month for residential customers.

The FTTP network build out is primarily financed by $99.9 million in funds from the Federal Broadband Stimulus Program, of which 45.9% is in the form of grants and 54.1% is in the form of low cost long-term loans.

New Market Progress
During the second quarter of 2013, NTS began connecting fiber customers in Abilene, Texas where the Company established a “metro build” targeting more than 1,000 business customers.  With the addition of Abilene, the Company now has a presence in 18 markets in Texas.  The Abilene build out is modeled after the NTS’ metro build in Wichita Falls, Texas where it has seen high demand for its fiber services.

NTS continued its sales and marketing efforts in Hammond, Louisiana during the second quarter and made progress on the construction of its FTTP network in southern Louisiana.  Upon completion of the Louisiana fiber build out, in addition to Hammond, the network is expected to include residential and business customers in the communities of Ponchatoula, Natalbany, Tickfaw, Independence and Amite, adding approximately 11,500 FTTP passings.

The Company experienced construction delays during the quarter in Wichita Falls and Hammond and subsequently developed a backlog of approximately 700 customers, comprised primarily of high margin business customers.  NTS expects to install these customers over the course of the next two quarters.

Adjusted EBITDAS

This quarter, the Company is providing a computation of Adjusted EBITDAS that excludes the effects of a) the write-off of $519,435 of assets acquired during various acquisitions in which management had determined they would not be able to obtain successful resolution, and b) a significantly higher than usual bad debt expense of $1,028,538.  The Company believes that analysts and investors will want to understand the effect of the bad debt expense and the write-off on this non-GAAP measure; hence the Company provides the computation for clarity and ease-of-use.

Adjusted EBITDAS for the second quarter of 2013 was $3.7 million, a 29.8% increase over EBITDAS of $2.9 million in the same quarter last year. Adjusted EBITDAS margin in the quarter ended June 30, 2013 was 24.5% compared to EBITDAS margin of 19% for the quarter ended June 30, 2012.  This is mainly attributable to the increase in higher margin FTTP revenues.

Net Income
For the quarter ended June 30, 2013, the Company reported a net loss of $985 thousand or a loss of $0.02 per basic and diluted share, assuming 41,237,618 shares outstanding compared to net income of $73 thousand or less than $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding for the quarter ended June 30, 2012.

For the quarter ended June 30, 2013, NTS recorded a net financing expense of $1.7 million compared to a net financing expense of $1.1 million for the quarter ended June 30, 2012. The increase in the financial expenses was related to increased debt incurred to finance the Company’s FTTP expansion into new markets.

For the six months ended June 30, 2013, NTS reported a net loss of $798 thousand or a loss of less than $0.02 per basic and diluted share, assuming 41,212,249 shares outstanding compared to a net loss of $266 thousand or $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding for the six months ended June 30, 2012.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “Demand for our fiber network continues to be strong, contributing to steady growth in fiber revenues and Adjusted EBITDAS.  NTS now serves 18 communities in Texas and we are making progress on the build out of our network in secondary markets in Louisiana.  We are particularly excited about the response we’ve seen from businesses in our ‘metro build’ markets of Wichita Falls and Abilene, Texas as well as in Hammond, Louisiana, where our focused sales and marketing initiatives are reaching their intended targets.

“We achieved strong sales across these markets, during the quarter despite construction delays in Wichita Falls and Hammond.  We believe the delays are behind us and we expect to begin adding those customers affected by the delay to our fiber network very shortly.  With those additions, we expect to see strong fiber growth in the third and fourth quarters.”

Conference Call

The Company will host a conference call today, August 15, 2013 at 10:00 a.m. Eastern Time to discuss its financial results as well as the Company’s progress. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.  A webcast slide presentation will also be available.

To access the live webcast, log onto the NTS website at http://www.ntscom.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter conference number 419425.

About NTS

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  For the Company's website, please visit: www.ntscom.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses, acquisition costs and non-recurring loss) and adjusted EBITDAS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS and adjusted EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS and adjusted EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com

NTS, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2013	2012		2013	2012
Revenues
Services on Fiber-To-The-Premise network	$5,652,618	$4,513,105		$10,998,770	$8,585,772
Leased local loop services and other	9,533,566	10,571,454		19,123,650	21,422,616
Total Revenues	15,186,184	15,084,559		30,122,420	30,008,388

Expenses
Cost of services (excluding depreciation and amortization shown below)	6,730,847	6,820,276		13,371,265	13,942,930
Selling, general and administrative	6,400,964	5,436,522		11,388,097	10,573,283
Depreciation and amortization	1,683,128	1,452,468		3,347,970	2,986,441
Financing expenses, net	1,661,283	1,119,237		2,862,973	2,560,936
Other expenses	223,428	179,207		433,673	377,876
Total Expenses	16,699,650	15,007,710		31,403,978	30,441,466

Income (loss) before taxes	(1,513,466)	76,849		(1,281,558)	(433,078)

Income tax benefit (expense)	528,735	(4,104)		483,808	166,822

Net income (loss)	$(984,731)	$72,745		$(797,750)	$(266,256)

Basic and diluted income (loss) per share	$(0.02)	$0.00	*	$(0.02)	$(0.01)

Basic and diluted weighted average number of shares outstanding	41,237,618	41,186,596		41,212,249	41,186,596

* Represents amount less than $0.01.

Reconciliation of EBITDAS and Adjusted EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for NTS, Inc.

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss) attributed to shareholders	$(984,731)	$72,745	$(797,750)	$(266,256)

Write-off of assets acquired during various acquisitions	519,435		519,435
Extraordinary bad debt expense	1,028,538		1,028,538
Depreciation and amortization	1,683,128	1,452,468	3,347,970	2,986,441
Compensation in connection with the issuance of warrants and options	119,217	38,616	172,302	79,146
Financing expense , net	1,661,283	1,119,237	2,862,973	2,560,936
Other expenses	223,428	179,207	433,673	377,876
Income tax expense (benefit)	(528,735)	4,104	(483,808)	(166,822)

EBITDAS (Adjusted)	$3,721,563	$2,866,377	$7,083,333	$5,571,321